Exhibit 4(c)

                                 PROMISSORY NOTE

$116,328                        Phoenix, Arizona                   July 13, 1995

         FOR VALUE RECEIVED, Tracer Design, Inc. ("Maker") promises to pay to Glenn Gomez ("Holder"), or order, at such address as the holder hereof may specify, the principal sum of One Hundred Sixteen Thousand Three Hundred Twenty Eight Dollars ($116,328), together with interest on the unpaid principal balance at the rate of interest announced from time to time by Bank One Arizona, N.A., as its "prime rate" (the "Note Rate"). This Note shall be due and payable in lawful money of the United States of America, as follows:

                  (a) All accrued but unpaid interest shall be due and payable quarterly at the end of each of the first eight (8) quarters following the date of this Note. That is, interest payments shall be due and payable on each of September 30 and December 31, 1995, March 31, June 30, September 30 and December 31, 1996, and March 31, and June 30, 1997.

                  (b) Commencing on September 30, 1997 (the end of nine (9) quarters following the date of this Note), and thereafter on each December 31, March 31, June 30 and September 30 for an additional fifteen (15) quarters, principal in the amount of Seven Thousand Two Hundred Seventy and 50/100ths Dollars ($7,270.50), plus accrued and unpaid interest shall be due and payable.

Maker shall have the right at any time or from time to time to pay all or a portion of the principal and accrued interest without premium or penalty. Prepayments shall apply first to accrued interest and then to principal.

         Should default be made in the payment of any amount when due and Maker fails to cure such default within thirty (30) days after written notice of default, then the whole sum of principal plus interest shall become immediately due and payable at the option of the Holder of this Note, with interest from and after the date of such default at the Note Rate plus two percent (2%) per annum, or if such rate of interest is not enforceable throughout the period beginning with such default, at such lower rate(s) as shall from time to time be the highest permissible rate(s) under applicable law.

         In the event Maker shall file a petition in bankruptcy or any petition or application for an y relief under any provision of the Bankruptcy Act or to
take  advantage  of  any  law  pertaining  to   reorganization,   insolvency  or
readjustment of debt, or if the Maker shall make an assignment for the benefit of creditors, be adjudicated a bankrupt or insolvent, commit any act of bankruptcy, or answer a petition filed against Maker in any proceeding under the
Bankruptcy  Act  or  any  law  pertaining  to   reorganization,   insolvency  or
readjustment of debt admitting the material allegations
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thereof, or if a court of competent  jurisdiction shall enter an order, judgment or decree appointing a receiver for the assets or affairs of Maker, this Note shall become immediately due and payable without notice to Maker. Should suit be brought to recover on this Note, or should the same be placed in the hands of an attorney for collection, Maker promises to pay all reasonable attorney fees and costs incurred in connection therewith. This Note shall be governed by and construed in accordance with the laws of the State of Arizona, and suit hereon may be brought in Superior Court, Maricopa County, Arizona, and for this purpose Maker hereby expressly consents to the jurisdiction of said court.

         Failure of Holder to exercise any option hereunder shall not constitute a waiver of the right to exercise the same in the event of any subsequent default or in the event of continuance of any existing default after demand for strict performance hereof.

         Maker waives demand, diligence, presentment for payment, protest and notice of demand, protest, nonpayment and exercise of any option hereunder. Maker agrees that the granting without notice of any extension or extensions of time for payment of any sum or sums due hereunder or for the performance of any covenant, condition or agreement hereof shall in no way release or discharge the liability of the Maker.

         Maker acknowledges that the principal amount of this Note is a loan from Holder for use in Maker's business, and covenants with Holder that it will use such loan as outlined in Maker's 1995 Business Plan - Executive Summary, May, 1995, a copy of which has been delivered by Maker to Holder.

         Until this Note has been paid in full:

                  a. Maker shall deliver its internally prepared quarterly financial statements to Holder promptly after completion;

                  b. Maker shall deliver its annual audited financial statements to Holder promptly after they are received by Maker;

                  c. Maker shall not take any of the following actions without first discussing them with Holder and giving him an opportunity to express his views:

                           (1) Incur additional debt;

                           (2) Pledge or otherwise grant a security  interest in
                  Maker's assets, except for the granting of purchase money security interests assets being acquired;

                           (3) Dispose of assets other than in the ordinary course of business; or

                           (4) Pay dividends.
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         Maker represents and warrants to and covenants with Holder that:

                  a. Maker is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona, and has all requisite power and authority to own its assets, conduct its business as it is now conducted, and to execute, deliver and perform this Note;

                  b. The execution, delivery and performance of this Note have been duly authorized by all necessary corporate action on the part of Maker;

                  c. There is no pending or threatened suit, action, employee controversy, legal or administrative action, arbitration or other proceeding or governmental investigation by or against Maker; and

                  d. Maker is not in default under any of its material obliagations to any third party.

                                       TRACER DESIGN, INC.,
                                       an Arizona corporation




                                       By:  /s/   Chad M. Little
                                          --------------------------------------
                                        Chad Little, President

                                                                         "MAKER"
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